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                                                        EXHIBIT 10.17(b)




                              FIRST AMENDMENT TO
                  THE RYDER SYSTEM BENEFIT RESTORATION PLAN



         WHEREAS, with approval of its Board of Directors, Ryder System, Inc. and its subsidiaries (the "Company") previously adopted the Ryder System Benefit Restoration Plan ("Plan") effective as of January 1, 1985; and

         WHEREAS, the Company desires to amend the Plan to provide certain benefits in the event of a Change of Control (as that term is defined in the Ryder System, Inc. Retirement Plan); and

         WHEREAS, the Company has been authorized by the Compensation Committee of its Board of Directors on December 16, 1988 to make such amendments;

         NOW, THEREFORE, in consideration of the premises herein contained, the Plan shall be amended to read as follows:

I.       Section 1.03 is amended to read as follows:

         "Code" - The Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

II.      The following new Article VI is added to the Plan:


                                   ARTICLE VI

                          Change of Control Provisions


         6.01 Vesting - in the event of a Change of Control, any Participant who would be eligible for benefits under the Plan if his employment had terminated as of the date of the Change of Control, except for the fact that the Participant was not yet vested in such benefits under the terms of the vesting schedule applicable to the qualified plan in which he is a Participant, shall be deemed to be immediately 100% vested in such benefits.

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         6.02     Benefits Payable in the Event of Change of Control - In the
event of such Change of Control, the eligible Participant shall be entitled to receive an immediate cash payment equal to the actuarial value of monthly benefits otherwise payable from this Plan computed under the assumption that the Participant's employment terminated as of the date of Change of Control. The amount of such cash payment shall be determined in accordance with the following provisions:

                  (a) The monthly benefit to which the Participant would have been entitled at his normal retirement date and at each early retirement date will be computed in accordance with the terms of his or her plan, where such amount shall be computed without regard to limitations under Section 415 of the Code or any other Code or federal law requirement or Canadian federal law requirement. For this purpose, each Participant will be deemed to have met the applicable requirements to be eligible for the maximum early retirement benefit that could be payable under the terms of the qualified plan in which he or she participates.

                  (b) The amount of benefit payable under the qualified retirement plan in which the individual participates will be computed at each applicable early and normal retirement age.

                  (c) After subtracting the amount in (b) above from the amount determined in (a) above at each applicable early or normal retirement age, a lump sum cash payment amount shall be determined by applying the Pension Benefit Guaranty Corporation (PBGC) annuity rates, in effect as of January 1 of the year that includes the date of the Change of Control to the resulting benefit payable at each of the retirement ages. The result which produces the largest lump sum amount shall be the cash amount payable under this Plan.

          6.03 Adjustment to Payment to Cover Participant's Tax Liability - In addition to the cash payment determined under 6.02 above, an additional amount shall be payable to the Participant such that the total cash payment amount to the Participant shall be equal to the amount that would (after adjusting for the assumed amount of federal income tax applicable to the total cash payment) result in a net cash after-tax amount to the Participant equal to the cash payment amount determined in 6.02 above.

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          6.04    No Duplication of Benefits - In the event these Change of
Control provisions become applicable, any future benefits payable under this Plan to the Participant shall be actuarially adjusted to reflect the benefits paid under the provisions of this Article VI. The purpose of this Section
6.04 is to avoid the duplication of benefit payments on behalf of a Participant.

III. The remaining provisions of the Plan shall remain in full force and effect.


          IN WITNESS WHEREOF, the Company has caused this First Amendment to be signed by its duly appointed officers and its corporate seal to be hereunto affixed as of the day and year above written.


                                   By:     /s/ Gail M. McDonald
                                           -------------------------------------
                                           Gail M. McDonald

                                   Title:  Senior Vice President Human Resources
                                           -------------------------------------

ATTEST:

By:     /s/ Fred Ray Stuever
        -----------------------------
        Fred Ray Stuever

Title:  Assistant Secretary
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                (SEAL)